Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our opinion dated February 24, 2006 relating to the financial statements and financial statement schedules of Environmental Power Corporation appearing in this Annual Report on Form 10-K for the years ended December 31, 2005 and 2004 into previously filed registration statements of Environmental Power Corporation on Form S-8 (File No. 333-98559); Form S-8 (File No. 33-70078); Form S-8 (File No. 33-118521); Form S-8 (File No. 333-126439); Form S-8 (File No. 333-128032); Form S-3 (File No. 333-118491) and Form S-3 (File No. 333-121572).

/s/ VITALE, CATURANO & Co., Ltd.

Boston, Massachusetts

March 28, 2006